Exhibit 10.1

          REDACTED MINUTES OF PERSONNEL COMMITTEE MEETING
           FOR HUMBOLDT BANCORP DATED DECEMBER 10, 1996




After review of various documents that have been made available to the Committee during the past year relative to Ted's existing Employment Agreement and overall method of compensation, and after due and extensive discussion of the matter, Larry Francesconi moved, seconded by Myron Abrahamsen, that the Committee recommend the following action to the Board of Directors of Humboldt Bank:

a) The Employment Agreement shall be amended to extend Ted Mason's employment to January 1, 2001.

b) Ted Mason's salary shall be set at $125,000 per annum, during the term of the Agreement.

c) The Incentive Compensation terms of the Agreement shall be modified as follows: "Of the profit available for the executive incentive compensation program, the following percentages shall be paid to Employee (i.e., Mason)":

     Bank's Pre-Tax                               Incentive Compensation
      Net Profits                                      Percentages

$0 - $2,000,000                                                 4%
$2,000,000 - $4,000,000                                         3%
Over $4,000,000                                                2.5%

A condition of the motion is that Ted Mason waive the requirement of the 120 written notices before March 16, 1997, relative to the automatic renewal for a successive one-year term of his existing agreement.

The motion pass on unanimous vote of all Committee members present.